Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES SECOND QUARTER RESULTS

REVENUES OF $51.2 MILLION

EARNINGS PER SHARE OF $0.48

Bridgewater, MA — April 8, 2014 — Chase Corporation (NYSE MKT: CCF) today reported revenues of $51.2 million for the quarter ended February 28, 2014.  This represents an increase of $2.8 million or 5.8% compared to $48.4 million in the same quarter of last fiscal year.  Net income attributable to Chase Corporation of $4.52 million in the current quarter increased $1.88 million or 71.2% from $2.64 million in the prior year period.  Earnings per diluted share of $0.48 in the second quarter of fiscal 2014 represented an increase of $0.19 compared to $0.29 per share in fiscal 2013.  Included in the fiscal 2013 quarter results are charges, net of tax, totaling $0.57 million relating to defined benefit plan settlement costs. Adjusted EBITDA in the current quarter increased $1.91 million or 24.1% to $9.84 million compared to $7.93 million in the second quarter of last year.

For the six months ended February 28, 2014, revenues increased $3.6 million or 3.5% to $105.4 million, compared to $101.8 million in the prior year.  Net income attributable to Chase Corporation increased $7.12 million to $13.30 million or $1.43 per share in the year to date period from $6.18 million or $0.68 per share in the same period in fiscal 2013.  Included in the fiscal 2014 year to date results was a gain, net of tax, totaling $3.71 million or $0.40 per share, relating to the sale of the Company’s Insulfab product line in October 2013.

Included in the fiscal 2013 year to date results are charges, net of tax, totaling $1.16 million relating to the step up in fair value of inventory, and defined benefit plan settlement costs. Adjusted EBITDA in the current year to date period increased $3.25 million or 18.8% to $20.58 million compared to $17.33 million in the first six months of fiscal 2013.

Peter R. Chase, Chairman and Chief Executive Officer, commented, “Our second fiscal quarter continued the trend of modest top-line growth but more significant profitability.  This comes from success in effective sales channel management, improved manufacturing processes and planned expense reduction from plant consolidation and the NEPTCO integration.

“Industrial materials were up over the previous year’s quarter led by wire and cable energy products and electronic coatings.

“Construction materials revenues also increased, driven by U.K. plant shipments against a substantial infrastructure project in the Middle East. It is worth noting that the severe and unpredictable winter weather in the U.S. is causing delays in both domestic construction projects and maintenance work using the Company’s products.

“NEPTCO is becoming well assimilated into the Chase Corporation structure, adding brand value plus valuable talent and depth across all functional areas and sales channels. The ERP implementation project is progressing as planned and has provided an opportunity for Chase and NEPTCO staff to team up for a successful execution. As we move forward, the NEPTCO name will be referred to less frequently in an entity context as our goal of full integration is achieved. While the name will continue as a strong product brand in the marketplace there will be more attribution in reporting to key product/market areas throughout the organization.

“Market-driven R&D remains an important emphasis which will provide tomorrow’s product solutions. Plant and organizational consolidation will stay a priority and we expect more operating cost savings. Our M&A program efforts have been stepped up with a narrower, more strategic candidate focus.

“Looking ahead, the winter weather will still have some residual effect in our third quarter construction business but demand in the industrial area and construction projects in the Middle East looks steady.”

As of February 28, 2014, the Company’s working capital was $77.8 million, including cash on hand of $36.6 million and a current ratio of 3.6. The outstanding balance of the Company’s term debt is $61.6 million.  The Company’s $15.0 million line of credit is fully available.

The following table summarizes the Company’s financial results for the three and six months ended February 28, 2014 and 2013.

	For the Three Months Ended		For the Six Months Ended
	February 28,		February 28,
All figures in thousands, except per share figures	2014	2013	2014	2013

Revenues	$51,191	$48,372	$105,374	$101,772

Costs and Expenses
Costs of products and services sold	33,951	33,468	69,429	70,739
Selling, general and administrative expenses	9,930	10,917	20,369	21,456

Operating income	7,310	3,987	15,576	9,577

Gain on sale of product line	—	—	5,706	—
Other expense, net	(410)	(99)	(818)	(392)

Income before income taxes	6,900	3,888	20,464	9,185

Income taxes	2,415	1,395	7,162	3,215

Net income	$4,485	$2,493	$13,302	$5,970

Net (income) loss attributable to non-controlling interest	35	151	(7)	214

Net income attributable to Chase Corporation	$4,520	$2,644	$13,295	$6,184

Net income per diluted share	$0.48	$0.29	$1.43	$0.68

Weighted average diluted shares outstanding	9,166	8,953	9,159	8,941

Reconciliation of net income to EBITDA and adjusted EBITDA
Net income attributable to Chase Corporation	$4,520	$2,644	$13,295	$6,184
Interest expense	285	314	588	676
Income taxes	2,415	1,476	7,162	3,330
Depreciation expense	1,426	1,434	2,852	2,942
Amortization expense	1,192	1,193	2,386	2,410
EBITDA	$9,838	$7,061	$26,283	$15,542

Gain on sale of product line	—	—	(5,706)	—
Cost of sale of inventory step up	—	—	—	564
Defined benefit plan settlement costs	—	871	—	1,223

Adjusted EBITDA	$9,838	$7,932	$20,577	$17,329

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	508.819.4219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release. EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team and board of directors to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.